CORNERCAP GROUP OF FUNDS (THE "TRUST")

                        SUPPLEMENTARY CODE OF ETHICS AND
                              PROFESSIONAL CONDUCT

           The Securities and Exchange Commission recently adopted new Form N-CSR to meet the requirements of Section 302 of the Sarbanes-Oxley Act of 2002. Under Form N-CSR, investment companies are required to disclose whether they have adopted a code of ethics that applies to the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. For purposes of Form N-CSR, the term "code of ethics" means written standards that are reasonably designed to deter wrongdoing and to promote:

           (i) Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

           (ii) Full, fair, accurate, timely, and understandable disclosure in reports and documents that a registrant files with, or submits to, the Commission and in other public communications made by the registrant;

           (iii) Compliance with applicable governmental laws, rules, and regulations;

           (iv) The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

           (v) Accountability for adherence to the code.

Accordingly, the "code of ethics" referred to in Form N-CSR is different from the code of ethics required under Rule 17j-1 of the Investment Company Act of 1940, as amended (the "1940 Act"), even though such codes of ethics (such as the Trust's Code of Ethics) often address issues required to be addressed in a Form N-CSR code of ethics.

           In light of these new requirements, the Trust is hereby adopting the following policies and procedures as a supplemental "code of ethics" for the Trust's Principal Officers (as defined below). This code of ethics neither amends nor supercedes the Trust's current Code of Ethics, but shall serve as a supplement to it that applies only to the Principal Officers.

1. DEFINITIONS.

           A. "Code of Ethics" shall mean the Trust's Code of Ethics, as the same may be amended from time to time.

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           B. "Compliance Manual" shall mean the Compliance Manual of CornerCap
Investment Counsel, Inc., the investment adviser for each series of shares of the Trust (the "Adviser"), as the same may be amended from time to time.

           C. "Compliance Officer" shall mean the Adviser's compliance officer, currently John Hackney.

           D. "Form N-CSR Certification Procedures" shall mean the Trust's Procedures for Certification of Shareholder Reports on Form N-CSR adopted May 22, 2003, as the same may be amended from time to time.

           E. "Principal Officers" shall mean the Trust's principal executive officer (the Trust's president), principal financial officer (the Trust's treasurer), principal accounting officer or controller (the Trust's treasurer), or persons performing similar functions.

2. POLICIES.

           A. All Principal Officers must conduct themselves honestly and ethically, including ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Specifically, all Principal Officers shall put the interests of the Trust's shareholders ahead of any personal interests. In meeting this requirement, the Principal Officers shall follow the provisions of Article I of the Code of Ethics, and the conflict requirements set forth in the Code of Ethics under "Professional Standards Insider Trading Policies" (Article II) and "Personal Trading Policies" (Article
III).

           B. All Principal Officers must provide full, fair, accurate, timely, and understandable disclosure in reports and documents by the Trust filed with, or submitted to, the Securities and Exchange Commission and in other public communications made by the Trust. In meeting this requirement, the Principal Officers shall follow the policies and procedures set forth in the Form N-CSR Certification Procedures.

           C. All Principal Officers must comply with all applicable governmental laws, rules and regulations. In meeting this requirement, the Principal Officers shall act in accordance with the requirements of the 1940 Act.

           D. All Principal Officers must promptly report any known violations of this Supplemental Code of Ethics or the Code of Ethics to the Compliance Officer. In meeting this requirement with respect to any violation of the Code of Ethics, the Principal Officers shall follow the policies and procedures for reporting violations of the Code of Ethics set forth in Article II (B)(2) of the Code of Ethics.

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           E. All Principal Officers will be held accountable to the policies and guidelines set forth in this Supplemental Code of Ethics. Principal Officers who violate the provisions of this Supplemental Code of Ethics may be subject to sanctions or other significant remedial action including, but not limited to, dismissal. All disciplinary responses to violations of this Supplemental Code of Ethics shall be administered by the Trust's management with the assistance (where appropriate) of the Compliance Officer, subject to the oversight of the Board of Trustees. Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis.

           Disciplinary action for violations of this Supplemental Code of Ethics that are also violations of the Code of Ethics shall be administered in coordination with any disciplinary actions taken under Article III(G) of the Code of Ethics .